EXHIBIT 10.2

WEBSITE AND CHATBOTS PURCHASE AGREEMENT

This Website and Chatbots Purchase Agreement (the "Agreement ") is made effective on May 31, 2021 (the "Effective Date"), by and between Lev Khrakovskiy, Pierre Koenig 46, Haifa, Israel 3547903 (the "Seller"), and LINKTORY INC., Bulevardi Deshmoret e Kombit, Twin Tower, Tirana, Albania 1001 (the "Buyer ").

PURCHASE

The Seller hereby sells and transfers to the Buyer any and all of Seller's rights, title and interest in/to the Website and Internet domain name https://linktorybot.com and 2 (two) Chatbots: in Facebook Messenger https://m.me//linktory.inc/ (page https://www.facebook.com/linktory.inc) and Telegram https://t.me/linktory_bot (@linktory_bot) and all of its respective contents and any other rights associated with the Website and Chatbots, including, without limitation, any intellectual property rights, all logos, customer lists and agreements, social media accounts, email lists, passwords, usernames and trade names, and other Purchased Assets.

PAYMENT TERMS

ln consideration for the sale of the Website and 2 (two) Chatbots, the Buyer agrees to pay Fifteen Thousand Dollars (US $15,000.00) to Seller within 2 years of the Effective Date.

SELLER REPRESENTATIONS

The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement. The Seller has the exclusive ownership of the Website, 2 (two) Chatbots and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Website, Chatbots or any of its content.

The execution and performance of this Agreement by the Seller will not constitute or result in а violation of any material agreement to which the Seller is а party.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Buyer and take any and all actions necessary to transfer and perfect the ownership of the Website registration and hosting from Seller to Buyer, including providing all necessary passwords and usernames on the closing date and thereafter. The same applies to the Chatbots.

DISCLAIMER OF WARRANTIES

Seller has made no representations or warranties, express or implied, with respect to the website, chatbots or other purchased assets, including any with respect to their condition, merchantability, fitness for any particular purpose or future revenue. In no event shall seller's aggregate liability under this agreement exceed the purchase price. No claim, suit or action can be brought against seller after more than two years from the date the underlying cause of action has occurred. In no event shall either party be liable to the other party or to any other person for any incidental, consequential or special damages, however arising.

MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date

SELLER:	BUYER:

By: /s/ Lev Khrakovskiy	By: /s/ Granit Gjoni
Name/Title: Lev Khrakovskiy	Name/Title: Granit Gjoni, Director
Date: 05/31/2021	Date: 05/31/2021